UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)
December 15, 2010
TARGA RESOURCES PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware	001-33303	65-1295427
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)
1000 Louisiana, Suite 4300
Houston, TX 77002
(Address of principal executive office and Zip Code)
(713) 584-1000
(Registrants’ telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 20, 2010, Targa Resources Partners LP (the “Partnership”), announced that the board of directors (the “Board”) of Targa Resources GP LLC, the general partner of the Partnership (the “General Partner”), appointed James W. Whalen, age 69, as Executive Chairman of the Board, effective December 15, 2010. Prior to his appointment as Executive Chairman, Mr. Whalen served as President — Finance and Administration and as a member of the Board. Mr. Whalen will continue to serve as a member of the Board, which he joined in 2007.
On December 20, 2010, the Partnership also announced that the Board appointed Jeffrey J. McParland, age 56, President — Finance and Administration of the General Partner, effective December 15, 2010. Prior to his appointment as President — Finance and Administration, Mr. McParland served as Executive Vice President and Chief Financial Officer.
On December 20, 2010, the Partnership also announced that the Board appointed Matthew J. Meloy, age 32, Senior Vice President, Chief Financial Officer and Treasurer of the General Partner, effective December 15, 2010. Prior to his appointment as Senior Vice President, Chief Financial Officer and Treasurer, Mr. Meloy served as Vice President — Finance and Treasurer since March 2008, and as Director, Corporate Development of Targa Resources, Inc., the indirect parent of the General Partner, between March 2006 and March 2008. Mr. Meloy was with The Royal Bank of Scotland in the structured finance group, focusing on the energy sector from October 2003 to March 2006, most recently serving as Assistant Vice President.
The Partnership is not aware of any arrangements or understandings between Messrs. Whalen, McParland or Meloy and any other person pursuant to which they were selected to their new positions with the General Partner. The Partnership is not aware of any transaction in which Messrs. Whalen, McParland or Meloy has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGA RESOURCES PARTNERS LP
	By:	Targa Resources GP LLC, its general partner
Dated: December 20, 2010	By:	/s/ Matthew J. Meloy
Matthew J. Meloy
Senior Vice President, Chief Financial Officer and Treasurer